Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA

EXHIBIT 10.32

Employment Agreement

dated as of April 11, 2023

by and between

Pierre-Olivier Latour (hereinafter the Employee)

[ ]

SWITZERLAND

and

WW (SWITZERLAND) SA (hereinafter the Company)

Route de Saint-Cergue 303

1260 Nyon

(each a Party, and together the Parties)

Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA

Table of Contents

Contents

Table of Contents	2
1. Function and Reporting Line	4
1.1 Function, Duties and Responsibilities	4
1.2 Reporting Line	4
2 Employment Condition and Period	4
2.1 Employment Condition	4
2.2 Employment Period	4
3 Place of Work	5
4 Working Time	5
5 Compensation	5
5.1 Salary	5
5.2 Annual Bonus	5
5.3 Annual Equity Program	6
5.4 Salary Deductions	7
5.5 Severance Pay	7
6 Expenses	7
7 Sickness and Accidents	7
8 Vacation	8
9 Duty of Care and Loyalty	8
10 Confidentiality Covenant	9
11 Intellectual Property Rights	9
12 Return of Property	9
13 Non-Compete and Non-Solicitation	9
13.1 Non-Compete and Non-Solicitation Covenants	9
13.2 Garden Leave / Transfer of Employment Relationship	10
14 Liquidated Damages and Consequences in Case of Breach of Contract	10
15 Pension Fund	10
16 Data Protection	10

Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA

17 Additional Provisions	10
18 Amendments	11
19 Entire Agreement	11
20 Governing Law	11
21 Jurisdiction	11

Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA

1. Function and Reporting Line

1.1 Function, Duties and Responsibilities

The Company hereby employs and appoints the Employee as Head of Engineering of the Weight-Watchers group (WW Group), which includes, WW International, Inc. (WWI). At this time the Employee has been designated as the successor for the role of Chief Technology Officer and will assume the role when it becomes vacant. At which time, the Employee’s compensation and remuneration will remain the same as listed below.

In addition, the Employee acknowledges that he may be requested to join the board of directors of one or more companies of the WW Group which comprises the Company and its majority owned subsidiaries. Any such appointment shall be without additional remuneration and shall be included in the salary pursuant to Article 5.1 of this Employment Agreement.

The Employee's duties and responsibilities are those set forth in the employment in the applicable Regulations of the board of directors as periodically amended and the directives periodically issued by the Company and/or by WWI. The Employee's responsibilities shall further be those commonly associated with the Employee's position and those duties periodically assigned to the Employee by the Company and/of by WWI.

WWI reserves its right to move this Employment Agreement to an affiliate of WWI in or outside of Switzerland.

1.2 Reporting Line

The Employee's corporate titile will be Head of Engineeting for WWI reporting to Sima Sistani or any other person as determined from time to time by the Company and/or WWI.

At this time, the Employee has been designated as the successor for the role of Chief Technology Office for WWI and will assume the role when it becomes vacant. Such appointment shall be without additional remuneration and shall be included in the salary to Article 5.1 of this Employment Agreement.

2 Employment Condition and Period

2.1 Employment Condition

This Employment Agreement is conditioned upon the satisfactory results of your reference and/or background checks.

This Employment Agreement is conditioned to the Employee receiving and keeping a valid work permit in Switzerland.

2.2 Employment Period

The employment period shall begin on April 17, 2023 (Starting Date).

Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA

This Employment Agreement is concluded for an indefinite period of time. It will be terminated without further notice at the end of the month during which the Employee reaches the statutory retirement age.

The first three months of the employment shall be regarded as a probationary period. During the probationary period the employment may be terminated at any time by giving seven days' notice.

Upon expiration of the probationary period, either Party may terminate the employment by giving 3 months' notice at the end of a calendar month.

Notice of termination shall be made in writing.

The Employment Agreement can further at any time be immediately terminated for cause pursuant to article 337 of the Swiss Code of Obligations (CO).

3 Place of Work

The place of work shall be Nyon. The Employee is aware of and accepts that he will be required to travel frequently in Switzerland and abroad.

4 Working Time

The minimum working time is 42 hours per week (corresponding to a 100% employment).

The Employee shall dedicate full working capacity to the Company and WWI. He shall devote as much time to the performance of his duties hereunder as shall be necessary. Overtime work performed by the Employee is fully compensated by the salary as set forth under Article 5.1 of this Employment Agreement.

Provided that the Employee is subject to the Labor Law Act, the Company has the right to require for extra time hours to be compensated by leisure time of the same duration. The Employee hereby expressly declares to accept such requirement, including during the notice period.

5 Compensation

5.1 Salary

The Employee will be paid a gross fixed annual salary of CHF 475,000. The annual salary will be paid in twelve monthly installments by bank transfer at the end of each calendar month, generally on the 25th day of each month.

The gross salary is yearly reviewed, whereby the Employee is not entitled to a salary increase.

5.2 Annual Bonus

The Employee will be eligible to earn an annual bonus in accordance with the terms and conditions of the WWI bonus plan as modified from time to time (Plan). Under the current Plan, the bonus target for this position will be 60% of the Salary pursuant to Article 5.1 of this Employment Agreement (75% of which shall be based on WWI’s overall performance and 25% of which shall be based on the Employee's individual performance), which can be over-or

Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA underachieved depending on performance, the company performance portion consistent with the treatment for similarly situated executives.

For bonus year 2023 only, the Employee shall be eligible to receive a pro-rated annual bonus based on the Starting Date, but shall be guaranteed no less than 50% of the Employee's potential pro-rated annual bonus, provided that he remains employed at the Company on the date of payment. For bonus year 2023 only, the Employee shall be eligible to earn a pro-rated amount of the annual bonus target.

The annual bonus is a special allowance and is at the sole discretion of WWI. The Employee is no way entitled to claim a bonus. In particular, the payment of a bonus in a particular year does not give rise to a bonus entitlement for the following years. The amount of the bonus, if any, is also at the sole discretion of WWI.

The granting of the bonus requires an ongoing employment relationship (i.e. notice of termination shall not have been given) at the time of the payment of the bonus. The Employee is not entitled to a pro rata temporis bonus.

5.3 Annual Equity Program

The Employee will be eligible to participate in the WWI’s annual stock-based incentive compensation program, in accordance with the terms and conditions of such program, as amended from time to time. The Employee's position will have a target aggregate grant amount value of 125% of Salary pursuant to Article 5.1 of this Employment Agreement (allocated and subject to such terms as determined by WWI’s Compensation Committee in its sole discretion, provided, however, that such terms shall be the terms and methodology used for other similarly situated executives).

For 2023, the Employee shall be entitled to the full annual equity award if the Starting Date is on or before June 30, 2023, and a pro-rated amount of your annual equity award if the Starting Date is between July 1, 2023 and September 30, 2023. If the Starting Date is between October 1, 2023 and December 31, 2023, the Employee will not be eligible to participate in WWI’s annual stock based incentive compensation program until 2024.

All annual equity awards are subject to the Employee's continued employment with the Company, and shall be governed by WWI’s stock-based incentive compensation plan documents and relevant agreements, as well as any additional terms and conditions as determined by the Compensation Committee at its sole discretion. WWI’s stock-based incentive compensation program may be modified or terminated at any time without any compensation. The Employee is not entitled to a pro rata temporis bonus.

The annual equity award is a special allowance and is at the sole discretion of WWI. The Employee is no way entitled to claim any award. In particular, the granting of an award in a particular year does not give rise to an award entitlement for the following years. The amount of the award, if any, is also at the sole discretion of WWI.

Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA

5.4 Salary Deductions

The Company will deduct from the Employee's gross annual salary as well as from the bonus, if any, the applicable Employee contributions, respectively premiums to social security schemes (AHV / IV, EO, ALV), the premiums for the pension fund (BVG), the non-occupational accident insurance and the daily sickness benefits insurance as well as the applicable taxes, if any, payable by the Employee in accordance with the respective laws and regulations.

5.5 Severance Pay

Subject to the terms and conditions set forth below, in the event the Company terminates Employee’s employment for reasons other than for Cause, and provided Employee executes a general release of all potential claims in a form acceptable to the Company, the Company shall continue to pay Employee twelve (12) months of his annual salary at the time of his termination via salary continuation, or the severance amount required by local law, whichever is greater (“Severance Pay”). However, unless otherwise prohibited by local law, in the event Employee obtains subsequent employment at any point during the twelve (12) month period when Employee is receiving his Severance Pay (the “Severance Benefit Period”), Employee’s monthly Severance Pay payments shall be reduced by the amount of his monthly salary earnings in his new employment for the remainder of the Severance Benefit Period, or eliminated altogether if he obtains a subsequent position with the same or higher annual salary rate than his annual salary rate at the Company as of his termination date. To enforce and comply with the terms of this provision, Employee agrees to provide the Company with immediate written notice of any subsequent employment he receives during the Severance Benefit Period, including his date of hire and annual salary rate. It is further agreed that, to the extent the Company provides Employee with any garden leave, such garden leave shall run concurrently with, and be included as part of, the Severance Benefit Period; any such garden leave shall not be an added benefit above and beyond the Severance Pay benefit referenced above. For purposes of this Employment Agreement, “Cause” shall be the definition used in the Company’s formal stock-based incentive compensation plan documents.

6 Expenses

The Employee shall be entitled to reimbursement for expenses pursuant to the applicable terms and conditions of the Company's expense reimbursement regulations (as amended from time to time).

7 Sickness and Accidents

The Employee is insured under a daily sickness benefits insurance against loss of income resulting in case of sickness, replacing the Company's respective statutory obligation. The commencement, duration, and extent of insurance coverage as well as the benefits are set forth in the insurance policy. During a waiting period (if any), the Company shall pay 100% of the salary, but in no event after the expiration of the employment relationship. The premiums for the daily sickness benefits insurance shall be borne by the Company.

The Employee is insured against occupational and non-occupational accidents and against occupational diseases in accordance with the statutory provisions.

Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA

If the Employee is unable to attend work due to sickness or accident or any other reason, he must immediately notify the Company indicating the reason for being absent at that time and the likely duration of the absence. The Employee must keep the Company informed as to the continuation and likely duration of the absence. If the Employee is unable to work due to illness or an accident, which exceeds three working days, a medical certificate from the Employee's doctor must be provided to the Company. In any event, the Company has the right to have the Employee examined by a doctor of its choice and shall bear such expense.

8 Vacation

The Employee is entitled to 25 days of paid vacation per calendar year. Vacation will be taken at times mutually agreed by the Employee and the Company.

Vacation days are to be taken during the calendar year and the Employee must take at least two consecutive weeks of vacation during a calendar year.

In case of commencement / termination of this Employment Agreement during the course of a calendar year, the Employee is entitled to a pro rata vacation.

9 Duty of Care and Loyalty

The Employee shall diligently and carefully perform the work assigned to him and shall observe in good faithdirectives and specific instructions given to him. The Employee acknowledges that his management function requires a higher degree of loyalty to the Company. The Employee is expected to invest his entire work to the benefit of the Company and to refrain from any activities which could have an adverse effect on or conflict with the Company's or its affiliates' interests or the Employee's performance.

In case of any conflict between personal and the Company's or its affiliates' interests, the Employee undertakes to observe the Company's interest, in particular with respect to the exercise of a public office.

In particular, the Employee agrees that he will:

—

directly or indirectly advise, serve as a president, member of the Board of Directors, employee, agent etc. or perform duties for another firm, person, company or another organization (against payment or without payment) only after having been granted the prior written permission of the Company;

—	not possess an equity investment of more than 3% f the voting capital of any third company with which the Company or any affiliate of the Company has business relations or is in competition with;
—

not accept any payments, gifts, loans or other benefits in connection with his services under this Employment Agreement, except for usual complementary gifts of low value at the end of the year or at closing of a project;

—	not proceed to private investments or build up business relations on his behalf and for own account which may compromise the interests of the Company and its affiliates.

Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA

10 Confidentiality Covenant

During the employment and after its termination, the Employee shall neither communicate to third parties nor make use of any confidential information which he is made aware of during the course of the performance of his function for the Company. Confidential information shall comprise anything for which it cannot be shown that it was already known to the public at the relevant point in time, particularly information about any kind of know-how (e.g., inventions, developments, data collections, procedures and concepts, business relationships and clients) which is relevant for the Company, its affiliates or for persons who stand in relation or cooperate with them.

The legal consequences of a breach of this clause are set forth in Article 14 of this Employment Agreement (liquidated damages).

11 Intellectual Property Rights

The rights to any work products and any know-how, which the Employee creates or in which creation he participates while performing his employment activity belong exclusively to the Company. To the extent that work products (e.g., software, reports, documentations) are protected by copyrights, the Employee hereby assigns to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use.

12 Return of Property

Immediately upon request but in no case later than at the date on which the employment is terminated, the Employee shall – without any request from the Company – return to the Company all work products related to the Company or its affiliates and the like regardless of the form in which they exist (including computer files, source codes and documentation).

The Employee further acknowledges that it shall be strictly forbidden to make any records or copies of such work products, of products and documents pertaining to the Company or its affiliates, of contracts and correspondence for his private use or purposes unrelated to the performance of this Employment Agreement.

13 Non-Compete and Non-Solicitation

13.1 Non-Compete and Non-Solicitation Covenants

The Employee shall, during the term of this Employment Agreement and for a period of 1 year after the end thereof, refrain from engaging in any activity directly or indirectly competing with the Company and its affiliates world-wide in the field of (i) weight loss or weight management programs, services and/or other similar activities, including, but not limited to, the business of creating, developing, marketing, maintaining and/or managing an electronic, digital, internet, webbased or other similar digital or electronic media business related to weight loss or weight management programs, services and/or other similar activities (either free or on a subscription basis); or (ii) behavioral change management toward healthy eating.

In particular, the Employee agrees that he will not:

Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA

— be partially or fully employed by or independently render services or advise a business that develops, produces, distributes or offers the same or similar products and / or services as the Company and its affiliates or that advises on such products and / or services;

— directly or indirectly engage or invest in or establish any such business (whereby a participation in a public company up to 3% of the voting capital shall be regarded as a permissible participation within the terms of this provision); and

— solicit, interfere with or endeavor to entice away from the Company and its affiliates any person who is employed by the Company or its affiliates.

The Company retains the right to request the Employee to immediately cease any breach of this Non-Compete and Non-Solicitation Covenants and may seek court orders, including interim orders, prohibiting such breaches.

13.2 Garden Leave / Transfer of Employment Relationship

The Employee acknowledges and agrees that the Non-Compete and Non-Solicitation Covenants remain in full force and effect in case the Employee is released from his obligation to work (garden leave). The Employee is also aware that the Non-Compete and Non-Solicitation Covenants also apply in case he refuses the transfer of his employment with the Company to an acquirer within the meaning of article 333 CO.

14 Liquidated Damages and Consequences in Case of Breach of Contract

In the event of a post-contractual breach of the Non-Compete and Non-Solicitation Covenants (Article 13) or a post-contractual breach of the Confidentiality Covenant (Article 10), the Employee shall pay to the Company liquidated damages in an amount of 50% of the Employee's gross fixed annual salary according to Article 5.1, as amended for each individual breach of the aforementioned provision(s). In addition, the Employee shall have to compensate the Company for any further damages and financial losses directly arising out of or relating to such breach. The Employee cannot free himself from the aforementioned prohibition(s) by the payment of the liquidated damages and / or further damages.

15 Pension Fund

The pension fund and the Employee's contributions thereto are governed by the applicable regulations of the Company's pension fund institution.

16 Data Protection

The Company processes personal data pertaining to the Employee in accordance with the Company's Data Protection Policy and all applicable data protection laws. The Employee acknowledges that the Company and/or WWI may transfer to its affiliated companies or any other third party (including, but not limited to, service providers, courts and public authorities) in Switzerland and ǀ or abroad (including but to limited to the United States of America) the Employee's data for processing purposes.

17 Additional Provisions

Employment Agreement by and between Pierrre-Olivier Latour and WW (SWITZERLAND) SA

The Employee confirms receipt of the following documents (the Documents) and knowledge of their content:

— Data Protection Policy

— Accident insurance regulations

— Daily sickness benefits insurance regulations

— Pension fund regulations of the Company

18 Amendments

Any amendments to this Employment Agreement shall be made in writing in order to have legal effect. The Company reserves the right to unilaterally change or amend the Documents at any time.

19 Entire Agreement

This Employment Agreement and the Personnel Regulation constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written offers, assurances or agreements of the Parties relating hereto. In the event of a conflict between this Employment Agreement and the Personnel Regulations or existing policies and practices, the terms of this Employment Agreement shall prevail.

20 Governing Law

This Employment Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

21 Jurisdiction

All disputes arising out of or in connection with this Employment Agreement shall be subject to the jurisdiction of the courts of the domicile or seat of the defendant, or the Employee's ordinary place of work.

This Employment Agreement has been executed in two (2) originals.

For the Company

/s/ Tiffany Stevenson /s/ Michael Colosi

Tiffany Stevenson Michael Colosi
Chief People Officer General Counsel

The Employee

/s/ Pierre-Olivier Latour

Pierre-Olivier Latour